Amgen and Infinity Confidential

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.	Exhibit 10.45

LICENSE AGREEMENT

BY AND BETWEEN

INFINITY PHARMACEUTICALS, INC.

AND

AMGEN INC.

i

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) dated the 7th day of July, 2006 (the “Effective Date”) is by and between INFINITY PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”), and AMGEN INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”).

INTRODUCTION

WHEREAS, Infinity and Amgen are each in the business of discovering, developing and commercializing pharmaceutical products.

WHEREAS, Infinity Controls certain technology for the creation of large numbers of complex, natural-compound-like compounds for the purpose of screening biological targets to identify potential human therapeutics.

WHEREAS, Infinity and Amgen entered into a Collaboration and License Agreement as of December 19, 2003 (the “Prior Agreement Effective Date”); such agreement, the “Prior Agreement”).

WHEREAS, Infinity and Amgen wish to extend and clarify certain rights under the Prior Agreement on the terms and conditions herein.

WHEREAS, Infinity and Amgen agree that after the Effective Date Infinity has [**] of the Prior Agreement and had [**] of the Prior Agreement.

NOW, THEREFORE, Infinity and Amgen agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

Section 1.1 Affiliate. “Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.1, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent

(50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such owner has the power to direct the management and policies of such entity.

Section 1.2 Amgen Analog. “Amgen Analog” shall mean an Analog that is designed, discovered or synthesized by Amgen in the course of a Drug Discovery Program.

Section 1.3 Amgen Analog Information. “Amgen Analog Information” shall mean all all structural, process and other information generated by Amgen relating to an Analog.

Section 1.4 Omitted.

Section 1.5 Omitted.

Section 1.6 Amgen Target. “Amgen Target” shall mean a Target against which Amgen or an Amgen Affiliate screens a Library Compound or an Analog.

Section 1.7 Analog. “Analog” shall mean any compound that is derived by Amgen from a Library Compound. As used herein, a compound shall be deemed to have been “derived from” a Library Compound if it is a chemical modification to a Library Compound which: (a) [**], (b) [**], or (c) [**].

Section 1.8 Back-Up Library Compound. “Back-Up Library Compound” shall mean, with respect to a Library Compound for which Amgen exercises a Library Compound Exclusivity Option, each other Library Compound that (a) is structurally related to, and is to be directed to the same Amgen Target as, the relevant Library Compound for which Amgen exercises the Library Compound Exclusivity Option and (b) Amgen designates in accordance with Section 3.6.2.

Section 1.9 Business Day. “Business Day” shall mean a day other than a Saturday or Sunday or Federal holiday.

Section 1.10 Combined Term. “Combined Term” shall mean the period commencing on the Prior Agreement Effective Date and ending on the two (2) year anniversary of the Effective Date.

Section 1.11 Confidential Information. “Confidential Information” shall mean (a) the Enumerated Target Information, all Amgen Analog Information and Exclusive Library Compound Information (which, with respect to the Exclusive Library Compound Information, shall be deemed to be Amgen Confidential Information for as long as it is subject to the respective licenses granted under Sections 3.1), which shall be deemed to be Amgen Confidential Information (subject to the provisions of Section 2.2), (b) all information relating to Library Compounds (other than Exclusive Library Compounds) and, following the termination of the respective licenses granted under Sections 3.1, any Exclusive Library Compound Information, which shall be deemed to be Infinity Confidential Information, and (c) all other proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party to the other pursuant to the Prior Agreement or this Agreement or created by Infinity for Amgen’s benefit pursuant to the Prior Agreement or this Agreement and marked as “confidential” or “proprietary” (or if disclosed orally, confirmed in writing within thirty (30) days thereafter).

Section 1.12 Control or Controlled. “Control” or “Controlled” shall mean with respect to any (a) material, document, item of information, method, data or other Know-How or (b) intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to the Prior Agreement or this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party entered into or existing as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, ownership, license, or sublicense.

Section 1.13 Development or Develop. “Development” or “Develop” shall mean, with respect to a compound, preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing and clinical studies. When used as a verb, “Develop” means to engage in Development.

Section 1.14 Drug Discovery Program. “Drug Discovery Program” shall mean an Amgen research program commenced during the Combined Term, which is focused on researching and developing (a) a Library Compound directed to an Amgen Target, which Library Compound was confirmed by Amgen as a [**] or (b) [**] was derived from a Library Compound that was confirmed by Amgen as a [**].

Section 1.15 EMEA. “EMEA” shall mean the European Medicines Evaluation Agency, or a successor agency thereto.

Section 1.16 Enumerated Target Information. “Enumerated Target Information” shall mean the information related to the [**] provided by Amgen to Infinity pursuant to the Letter Agreement between the Parties dated October 21, 2005 [**].

Section 1.17 Exclusive Library Compound. “Exclusive Library Compound” shall mean each Library Compound with respect to which Amgen exercises the Library Compound Exclusivity Option, together with all Back-Up Library Compound(s) licensed to Amgen pursuant to Sections 3.1.4 and 3.6.1 in connection with such exercise by Amgen of the Library Compound Exclusivity Option by operation of Section 3.6.2.

Section 1.18 Exclusive Library Compound Information. “Exclusive Library Compound Information” shall mean all structural, process and other information relating to an Exclusive Library Compound provided by Infinity to Amgen pursuant to the Prior Agreement and all such information generated by Amgen. For the avoidance of doubt, Exclusive Library Compound Information includes [**] and [**] and [**] with respect to the relevant Exclusive Library Compound.

Section 1.19 Exclusive Library Compound Royalty-Bearing Product. “Exclusive Library Compound Royalty-Bearing Product” shall mean a Royalty-Bearing Product that contains an Exclusive Library Compound.

Section 1.20 Exclusivity Option Term. “Exclusivity Option Term” shall mean the period commencing on the Effective Date and ending twelve (12) months after the end of the Combined Term.

Section 1.21 FDA. “FDA” shall mean the United States Food and Drug Administration, or a successor agency thereto.

Section 1.22 First Commercial Sale. “First Commercial Sale” shall mean, for each Royalty-Bearing Product, on a country-by-country basis, [**] of such Royalty-Bearing Product, to a Third Party by Amgen or its Affiliates or Sublicensees, in a country in the Territory [**] in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

Section 1.23 Omitted.

Section 1.24 Omitted.

Section 1.25 GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Section 1.26 Good Laboratory Practices or GLP. “Good Laboratory Practices” or “GLP” shall mean the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States.

Section 1.27 Hit. “Hit” shall mean a [**] (a) that is confirmed as active against an Amgen Target, or (b) for which [**], which is [**]. For purposes of this Section 1.27, [**] shall mean that a [**] or [**] are [**].

Section 1.28 Omitted.

Section 1.29 Hit-To-Lead Chemistry Program. “Hit-To-Lead Chemistry Program” shall mean chemistry activities directed to the generation of one or more Analogs with the goal of generating [**].

Section 1.30 IND. “IND” shall mean (a) (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a pharmaceutical product in human subjects, or any successor application or procedure and (ii) any foreign counterpart of such an Investigational New Drug Application, and (b) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.31 Omitted.

Section 1.32 Infinity Intellectual Property. “Infinity Intellectual Property” shall mean Infinity Know-How and Infinity Patent Rights.

Section 1.33 Infinity Know-How. “Infinity Know-How” shall mean Know-How Controlled by Infinity during the Combined Term, including without limitation Library Compound Information.

Section 1.34 Infinity Patent Rights. “Infinity Patent Rights” shall mean Patent Rights Controlled by Infinity.

Section 1.35 Omitted.

Section 1.36 Omitted.

Section 1.37 Know-How. “Know-How” shall mean any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials, but excluding any such information or materials disclosed in Patent Rights.

Section 1.38 Law or Laws. “Law” or “Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

Section 1.39 Lead. “Lead” shall mean a Library Compound or an Analog which meets Amgen’s then current criteria for committing resources commensurate with its other lead optimization programs.

Section 1.40 Lead Optimization Program. “Lead Optimization Program” shall mean the formation by Amgen of a program to perform all activities directed to the optimization of a Lead for purposes of identifying a clinical candidate and filing an IND.

Section 1.41 Library Compound. “Library Compound” shall mean a compound that Infinity delivered pursuant to the Prior Agreement.

Section 1.42 Omitted.

Section 1.43 Library Compound Exclusivity Option. “Library Compound Exclusivity Option” shall mean Amgen’s option to obtain exclusive rights with respect to a Library Compound [**], if any, as further described in Section 3.6.

Section 1.44 Library Compound Information. “Library Compound Information” shall mean structural, process or other information relating to a Library Compound, which is Controlled by Infinity and was delivered to Amgen by Infinity pursuant to the Prior Agreement. For the avoidance of doubt, Library Compound Information includes [**].

Section 1.45 Library Compound Structure Information. “Library Compound Structure Information” shall mean documentation of the molecular formula and molecular structure of each Library Compound that is Controlled by Infinity and which Infinity delivered to Amgen pursuant to the Prior Agreement.

Section 1.46 MHW. “MHW” shall mean the Japanese Ministry of Health and Welfare, or a successor agency thereto.

Section 1.47 Omitted.

Section 1.48 NDA. “NDA” shall mean (a) (i) a New Drug Application submitted to the FDA, or any successor application or procedure, and (ii) any foreign counterpart of such a New Drug Application, and (b) all supplements and amendments, including supplemental New Drug Applications (and any foreign counterparts) that may be filed with respect to the foregoing.

Section 1.49 Net Sales. “Net Sales” shall mean all amounts actually received by Amgen, its Affiliates or its Sublicensees from sales of a Royalty-Bearing Product by Amgen, its Affiliates and its Sublicensees, to Third Parties (but not including sales relating to transactions between or among Amgen, its Affiliates and/or its Sublicensees), less the following deductions to the extent specifically relating to sales of the Royalty-Bearing Product and provided that any such deduction shall be deducted only once:

(a) Credits and allowances (actually paid or allowed) including, but not limited to, prompt payment and volume discounts, price reductions and rebates, reasonable service allowances and reasonable brokers’ or agents’ commissions, whether in cash or trade;

(b) Sales and other taxes, duties or other governmental charges based on sales prices when included in gross sales, as adjusted for rebates or refunds, but not including taxes when assessed on income derived from such sales;

(c) Credits or allowances given or provided for rejection or return of, and for uncollectable amounts on, previously sold Royalty-Bearing Products or for rebates or retroactive price reductions including, but not limited to, chargebacks from customers or wholesalers, other allowances granted to customers or wholesalers, or payments to government agencies (including[**]Medicare, Medicaid, government, commercial and similar types or rebates and chargebacks), whether in cash or trade; and

(d) Charges for bad debt, freight, shipping, packing and insurance and other transportation charges incurred in shipping a Royalty-Bearing Product to Third Parties; and

(e) Credits or allowances (actually paid or allowed) for wastage replacement, whether in cash or trade.

In the case of any sale of Royalty-Bearing Products for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received. Any disposal of Royalty-Bearing Products for, or use of Royalty-Bearing Products in, clinical or pre-clinical trials or as free samples shall not give rise to any deemed sale under this Section 1.49.

Section 1.50 Non-Royalty-Bearing Product. “Non-Royalty-Bearing Product” shall mean any product containing [**] that is not a Royalty-Bearing Product.

Section 1.51 Omitted.

Section 1.52 Party or Parties. “Party” shall mean Amgen or Infinity. “Parties” shall mean Amgen and Infinity.

Section 1.53 Patent Rights. “Patent Rights” shall mean all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including without limitation any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

Section 1.54 Phase IIB Study. “Phase IIB Study” shall mean a well controlled dose ranging clinical study to evaluate the efficacy and safety of a candidate drug in the targeted patient population and to define the optimal dosing regimen.

Section 1.55 Phase III Study. “Phase III Study” shall mean a well controlled clinical study commenced after the completion of a Phase IIB Study to confirm with statistical significance the efficacy and safety of a candidate drug in targeted patient populations, performed to obtain Regulatory Approval of a product.

Section 1.56 Program Compound. “Program Compound” shall mean an [**] or [**].

Section 1.57 Regulatory Approval. “Regulatory Approval” shall mean any and all approvals (excluding any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity that are necessary and sufficient for the marketing and sale of a product in a country or group of countries.

Section 1.58 Regulatory Authority. “Regulatory Authority” shall mean the FDA in the United States and EMEA in the EU and the MHW in Japan.

Section 1.59 Omitted.

Section 1.60 Omitted.

Section 1.61 Omitted.

Section 1.62 Royalty-Bearing Product. “Royalty-Bearing Product” shall mean a pharmaceutical composition in finished product form comprising a [**], provided, that such [**] is (a) [**]or (b) [**] that was confirmed by [**] during the Combined Term.

Section 1.63 Omitted.

Section 1.64 Sublicensee(s). “Sublicensee(s)” shall mean any and all Third Party(ies) to which Amgen grants any right to research, develop, make, use, sell, offer for sale or import Royalty-Bearing Products in accordance with Section 3.3 hereof. Solely for purposes of computation of royalties payable to Infinity under Section 4.5 of this Agreement, a Third Party(ies) who is granted only the right to sell a Royalty-Bearing Product (such as a wholesaler, distributor, contract sales force or other person providing products directly to patients in a home health care setting, as long as Amgen, its Affiliate or Sublicensee records the sales of such Royalty-Bearing Product upon transfer to such Third Party) or to use a Royalty-Bearing Product (such as a customer receiving an implied license as a consequence of purchase) shall not be considered a Sublicensee(s).

Section 1.65 Omitted.

Section 1.66 Synthetic Methodology and Pathways. “Synthetic Methodology and Pathways” shall mean, with respect to a Library Compound, the synthetic scheme that Infinity used to synthesize the Library Compound, which Infinity delivered to Amgen pursuant to the Prior Agreement.

Section 1.67 Target. “Target” shall mean a protein or polypeptide, which is involved in a biological process as well as [**].

Section 1.68 Territory. “Territory” shall mean all the countries of the world.

Section 1.69 Third Party. “Third Party” shall mean any person or entity other than a Party or any of its Affiliates.

Section 1.70 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION
Agreement	Preamble
Amgen	Preamble
Amgen Indemnified Parties	9.1.2
Amgen Independent Compounds	5.2.4
Amgen Third Party Payments	4.5.1(d)
Bankruptcy Code	3.4
Bound Party	6.1
Controlling Party	6.1
Effective Date	Preamble
Executive Officers	9.2.1
First Success HTL Trigger	4.4.1
First Success LOP Trigger	4.4.1
First Success Patent Trigger	4.4.1
First Success Payment	4.4.1
First Success Trigger	4.4.1
Infinity	Preamble
Infinity Indemnified Parties	9.1.1
Library Compound Exclusivity Fee	3.6.1(c)
Med Chem Group	Exhibit A
Molecular Structure Group	Exhibit A
Patent Prosecution	5.1.3

Prior Agreement	Preamble
Prior Agreement Effective Date	Preamble
Program Coordinator	2.6.1
Royalty Term	4.5.1(c)
Second Back-Up Selection Date	3.6.2
Second Success Payment	4.4.2
Severed Clause	9.15
Taxes	4.8.1

ARTICLE 2

USE OF LIBRARY COMPOUNDS

Section 2.1 DRUG DISCOVERY PROGRAMS.

2.1.1 Amgen shall use reasonable efforts consistent with standards in the pharmaceutical and biotechnology industries to maintain a reliable record relating to the existence of each Drug Discovery Program, including notations as to when particular [**] were designed, discovered or synthesized by Amgen in the course of a Drug Discovery Program. With respect to each [**], which Amgen determines to be a Hit during the Combined Term, Amgen shall analyze, unless it had previously done so, whether the [**] is derived is a Hit against the same Amgen Target. In the event that Infinity reasonably has reason to believe that any pharmaceutical compound sold or offered for sale by or on behalf of Amgen is [**], Infinity may request from time to time on a reasonable basis, and Amgen shall provide, (a) [**], and (b) [**]. In the event that the Parties dispute whether [**], either Party may seek the resolution of such dispute in accordance with Section 9.2.

2.1.2 Amgen shall notify Infinity of the existence of each Drug Discovery Program, by providing to Infinity (a) a coded identifier for the Library Compound(s) that achieved the status of Hit and (b) a coded identifier for the Amgen Target(s) against which such Library Compound(s) was confirmed to be a Hit.

2.1.3 Amgen shall be responsible for performing all biological assays it, in its sole discretion, deems appropriate in its Drug Discovery Program(s) (if any), and Infinity shall have no responsibility for performing any biological assays.

Section 2.2 DESTRUCTION OF UNUSED QUANTITIES OF LIBRARY COMPOUNDS.

(a) At the end of the Combined Term,

(i) Amgen shall destroy all unused quantities of Library Compounds except for unused quantities of Library Compounds confirmed by Amgen to be Hits during the Combined Term;

(ii) Amgen shall use commercially reasonable efforts to destroy all Library Compound Information, including all smile string information, in its possession, except for (A) [**] archival copies of all written materials delivered to Amgen by Infinity (whether in electronic or hard-copy form) retained by Amgen for the purposes of managing Patent Prosecution and its non-use obligations (including avoiding claiming Library Compounds in patent applications to the extent required by Section 5.1.3(c)) under this Agreement and (B) Library Compound Information recorded in Amgen laboratory notebooks or other business records maintained in the ordinary course of Amgen’s business and (C) Library Compound Information relating to Library Compounds confirmed by Amgen as Hits during the Combined Term for uses licensed under Article 3 of this Agreement. Amgen shall use commercially reasonable efforts to terminate its use of all Library Compound Information in its possession (except to the extent permitted in clauses (A) and (C)). Amgen shall use commercially reasonable efforts to notify relevant employees and agents of its non-use obligations hereunder.

(b) At the end of the Exclusivity Option Term,

(i) Amgen shall destroy all unused quantities of Library Compounds confirmed by Amgen to be Hits during the Combined Term, except for unused quantities of (A) Exclusive Library Compounds and potential Back-Up Library Compounds related thereto, and (B) [**] that are the subject of a [**], provided that upon termination of such [**], Amgen shall destroy unused quantities of such Library Compounds; and

(ii) Amgen shall use commercially reasonable efforts to destroy all Library Compound Information, including all smile string information, in its possession relating to Library Compounds confirmed by Amgen as Hits during the Combined Term except for (A) [**] archival copies of all written materials delivered to Amgen by Infinity (whether in electronic or hard-copy form) retained by Amgen for the purposes of managing Patent Prosecution and its other non-use obligations (including avoiding claiming Library Compounds in patent applications to the extent required by Section 5.1.3(c)) under this Agreement and (B) Library Compound Information recorded in Amgen laboratory notebooks or other business records maintained in the ordinary course of Amgen’s business, and (C) Library Compound Information relating to Exclusive Library Compounds for uses licensed under Article 3 of this Agreement and potential Back-Up Library Compounds related thereto and (D) Library Compound Information relating to [**] for uses licensed under Article 3 of this Agreement, provided that upon termination of any such Drug Discovery Program (other than as a result of commercialization of a Royalty-Bearing Product relating thereto) Amgen shall use commercially reasonable efforts to destroy such Library Compound Information. Amgen shall use commercially reasonable efforts to terminate use of all Library Compound Information in its possession (except to the extent permitted in clauses (A), (C) and (D)). Amgen shall use commercially reasonable efforts to notify relevant employees and agents of its non-use obligations hereunder.

2.2.2 At all times during and after the end of the Combined Term, Amgen shall have the continuing right to retain and use all Exclusive Library Compound Information and Amgen Analog Information (to the extent permitted by the other provisions of this Agreement), provided that this provision is not intended to act as the grant of rights under any valid and enforceable Infinity Patent Rights.

2.2.3 For so long as Amgen has physical access to Library Compounds, the identity of such compounds will be determined by the molecular formula and molecular structure described in the Library Compound Structure Information, provided that the structure of each Library Compound shall be deemed to be the structure identified to Amgen in the Library Compound Information provided by Infinity to Amgen under the Prior Agreement except to the extent that Amgen has actual knowledge that the compound(s) in a given well have a different structure and Amgen actually knows that structure. At the end of the period in which Amgen has physical access to Library Compounds, the Library Compound Information provided by Infinity to Amgen under the Prior Agreement will be deemed to be conclusive for purposes of determining the Parties’ rights and obligations under this Agreement; provided that, any more accurate structural information actually known by Amgen during the period in which Amgen has physical access to the Library Compounds will be used to identify such compounds at the end of such period.

2.2.4 The provisions of Exhibit A shall apply with respect to the Synthetic Methodology and Pathways information and the Library Compound Structure Information.

ARTICLE 3

LICENSES

Section 3.1 INFINITY GRANTS.

3.1.1 License With Respect to Library Compounds. Infinity hereby grants to Amgen a worldwide, non-exclusive license, under Infinity Intellectual Property, to use Library Compounds and Library Compound Information for research purposes in the discovery of Hits to Amgen Targets, performing Hit-to-Lead Chemistry Programs and Lead Optimization Programs and in the Development of Royalty-Bearing Products that contain Library Compounds (which license shall include the right to use Synthetic Methodology and Pathways solely to synthesize Library Compounds which have been identified as Hits (and Library Compounds structurally related thereto), and [**] that derive from such Library Compounds, for the purpose of performing Drug Discovery Programs). With respect to any Library Compound confirmed by Amgen as a Hit during the Combined Term, the license set forth in this Section 3.1.1 shall survive until the permanent cessation by Amgen of all research and Development activities with respect to the relevant Library Compound or Program Compound that commenced with confirmation of such Library Compound as a Hit and thereupon expire. With respect to any Exclusive Library Compound, the license set forth in this Section 3.1.1 shall immediately and automatically become exclusive (even with respect to Infinity, but subject to any non-exclusive research licenses that had been granted by Infinity to Third Parties with respect to the relevant Library Compound prior to such Library Compound becoming an Exclusive Library Compound) upon Amgen’s payment of the Library Compound Exclusivity Fee pursuant to Section 3.6.1 of this Agreement and such license shall survive in perpetuity (subject to any terms and conditions of this Agreement expressly providing for the termination of such license). Subject to Section 3.3, the licenses set forth in this Section 3.1.1 shall further include the right to grant sublicenses to Affiliates of Amgen and to Third Party collaborators (provided such collaborators are under an obligation to not determine the structure of any Library Compound) and Third Party contractors engaged solely on a fee-for-service basis.

3.1.2 Licenses With Respect to Analogs. Infinity hereby grants to Amgen a worldwide, perpetual (subject to any terms and conditions of this Agreement expressly providing for the termination of such licenses), non-exclusive license, under Infinity Intellectual Property, to use Analogs and [**] Information in the discovery of Hits to Amgen Targets, performing Hit-to-Lead Chemistry Programs and Lead Optimization Programs and in the Development of Royalty-Bearing Products [**]. Subject to Section 3.3, the licenses set forth in this Section 3.1.2 shall further include the unrestricted right to grant sublicenses.

3.1.3 License Limitation and Clarification.

(a) For the avoidance of doubt, the purpose of the licenses granted in Sections 3.1.1 and 3.1.2 with respect to Synthetic Methodology and Pathways is to perform Hit-to-Lead Chemistry Programs and Lead Optimization Programs and in the Development of Royalty-Bearing Products that contain Program Compounds [**], and not to enable Amgen to use Synthetic Methodology and Pathways broadly to duplicate all or substantially all of Infinity’s libraries of Library Compounds delivered to Amgen for purpose of conducting primary screening.

(b) The Parties understand, agree and hereby acknowledge that, to the extent permitted by the other provisions of this Agreement, Amgen will and shall have [**] to include all [**] and [**] and [**] and [**], including, without limitation, [**] and [**] (provided, however, that for the avoidance of doubt, [**].

3.1.4 Exclusive Commercialization License With Respect to Exclusive Library Compounds. Infinity hereby grants to Amgen a worldwide, exclusive license, under Infinity Intellectual Property, to make, use, sell, offer to sell, have sold, import and otherwise exploit, transfer physical possession of and transfer title or interest in Exclusive Library Compounds for any purposes. Any sales of products containing Exclusive Library Compounds shall be treated as [**] under this Agreement. Such license shall survive in perpetuity subject to any terms and conditions of this Agreement expressly providing [**] of such license. Subject to Section 3.3, the licenses set forth in this Section 3.1.4 shall further include the [**].

3.1.5 Commercialization Licenses With Respect to Analogs. Infinity hereby grants to Amgen a worldwide, perpetual (subject to any terms and conditions of this Agreement expressly providing [**] of such license), non-exclusive license, under Infinity Intellectual Property that [**] and [**] to [**] as [**] and as [**], as the case may be. Subject to Section 3.3, the licenses set forth in this Section 3.1.5 shall further include the [**].

Section 3.2 LIMITED AMGEN GRANT. If in the course of using Library Compounds, Analogs or Know-How related thereto Amgen makes an invention which results in the filing of Patent Rights, Amgen hereby grants to Infinity a worldwide, royalty-free, non-exclusive license [**]. Such Amgen license is [**] including, without limitation, [**]. Such license shall survive in perpetuity subject to any terms and conditions of this Agreement expressly providing [**] of such license, including without limitation the provisions of Section 3.6.4. Subject to [**], such license shall further include the [**].

Section 3.3 SUBLICENSE RIGHTS. Wherever in this Agreement either Party is granted the right to grant sublicenses (including granting to sublicensees the right to grant further sublicenses for the purposes of having Library Compounds and Analogs made) subject to this Section 3.3, such Party may exercise such right without obtaining the prior approval of the other Party, provided that such sublicense occurs pursuant to a written agreement that subjects such sublicensee to all relevant restrictions and limitations in this Agreement; and provided, further, that, except with respect to sublicenses granted with respect to [**], Amgen shall promptly notify Infinity of the identity of any Third Party sublicensee. Except as otherwise agreed to by the Parties in writing, each Party shall be jointly and severally responsible with its sublicensees to the other Party for failure by its sublicensees to comply with, and each Party guarantees the compliance by each of its sublicensees with, all such applicable restrictions and limitations in accordance with the terms and conditions of this Agreement.

Section 3.4 SECTION 365(N) OF THE BANKRUPTCY CODE. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 3.5 NO IMPLIED LICENSES OR RIGHTS. Except as expressly provided in this Agreement, neither Party shall have any license or other interest in any intellectual property rights Controlled by the other Party.

Section 3.6 LIBRARY COMPOUND EXCLUSIVITY OPTION.

3.6.1 Option.

(a) During the Exclusivity Option Term, Amgen shall have the right to exercise the Library Compound Exclusivity Option in accordance with this Section 3.6.1 with respect to each Library Compound that has been identified as a Hit (or is structurally related to a Hit) which Amgen selects to move forward in a Drug Discovery Program. In the event that Amgen desires to exercise the Library Compound Exclusivity Option with respect to a Library Compound, Amgen shall give Infinity written notice of such desire prior to the end of the Exclusivity Option Term, which notice shall specify the Library Compound with respect to which Amgen desires to exercise the Library Compound Exclusivity Option.

(b) Within [**] Business Days after receiving Amgen’s notice, Infinity shall notify Amgen of whether, prior to the date of receipt of Amgen’s notice, (i) [**] and [**], (ii) Infinity [**] directed to the same [**] requested by Amgen and Infinity is [**] either [**] or [**] or (iii) Infinity has [**] that specifically claims the [**] requested by Amgen and has [**] therefor. If any of the conditions described in clauses (i), (ii) or (iii) of the immediately preceding sentence exist, then Amgen shall not be permitted to exercise the Library Compound Exclusivity Option with respect to such Library Compound; provided that if the condition(s) that make such Library Compound unavailable later cease to exist at any time within five (5) years after the end of the Exclusivity Option Term, Infinity shall promptly notify Amgen in writing of such cessation and Amgen shall thereupon have the right to exercise the Library Compound Exclusivity Option with respect to such Library Compound in accordance with this Section 3.6.1. In the event that none of the conditions described in clauses (i), (ii) or (iii) of this Section

3.6.1(b) exist, then Infinity shall disclose to Amgen a [**] in relation to the Library Compound(s) requested by Amgen and a [**].

(c) If Infinity does not notify Amgen that such Library Compound is unavailable in accordance with Section 3.6.1(b) within [**] Business Days after Amgen delivered its notice to Infinity, then Amgen shall have [**] Business Days following such [**] day period to exercise the Library Compound Exclusivity Option with respect to such Library Compound by paying to Infinity $[**] (which, together with the amounts specified below in Section 3.6.2 for additional Back-Up Library Compounds, if any, shall be designated the “Library Compound Exclusivity Fee”). During the [**] or [**] day periods described in this Section 3.6.1(c), Infinity shall not grant any conflicting right to any Third Party or otherwise take any action inconsistent with Amgen’s exercise of its option to obtain exclusive rights to the requested Library Compound, including without limitation, filing any patent applications and conducting any research activities with such compound(s).

3.6.2 Back-Up Library Compounds. In connection with each exercise of the Library Compound Exclusivity Option, Amgen shall be entitled to elect up to [**] Back-Up Library Compounds, each of which must be available in accordance with the criteria for availability set forth in Section 3.6.1(b), for [**] set forth in Section 3.6.1(c). Amgen may exercise its election of any of such [**] Back-Up Library Compounds either at the time, or on any single day prior to the [**] (the “Second Back-Up Selection Date”), of Amgen’s exercise of the applicable Library Compound Exclusivity Option. To the extent that any of the Back-Up Library Compounds Amgen elects are not available in accordance with the criteria for availability set forth in Section 3.6.1(b), Amgen shall have the right to select other Back-Up Library Compounds until such time as it has obtained rights to [**] Back-Up Library Compounds. Amgen may also, at the time, or on the Second Back-Up Selection Date, of Amgen’s exercise of the applicable Library Compound Exclusivity Option, elect additional Back-Up Library Compounds to the extent available in accordance with the criteria for availability set forth in Section 3.6.1(b), provided that Amgen shall be required to pay an additional Library Compound Exclusivity Option Fee of $[**] per additional Back-Up Library Compound. The Parties shall document in writing Amgen’s designation of Back-Up Library Compounds in connection with each exercise of the Library Compound Exclusivity Option.

3.6.3 Infinity Covenant Regarding Exclusive Library Compounds. In addition to the license granted by Infinity to Amgen set forth in Section 3.1.4 with respect to Exclusive Library Compounds, Infinity hereby covenants that from and after Amgen’s exercise of the Library Compound Exclusivity Option with respect to Exclusive Library Compounds, Infinity shall [**] such [**] from all [**] by Infinity to [**] and shall not [**] or[**] to [**] with respect to [**] set forth in Section 3.1.4 with respect to such [**] remains in effect. Infinity further agrees and covenants that Infinity shall not use Amgen Confidential Information to make, use or otherwise conduct any research or development with Exclusive Library Compounds or any compounds derived from Exclusive Library Compounds.

3.6.4 Termination of Certain License Rights. Upon Amgen’s exercise of the Library Compound Exclusivity Option with respect to Exclusive Library Compounds, the license granted by Amgen to Infinity in Section 3.2 shall terminate with respect to such Exclusive Library Compounds.

ARTICLE 4

FINANCIAL PROVISIONS

Section 4.1 CONTINUATION FEE. On or before the [**] Business Day after the Effective Date, Amgen shall pay to Infinity a one-time, non-refundable license fee of Two Million Five Hundred Thousand Dollars ($2,500,000).

Section 4.2 [Omitted]

Section 4.3 MILESTONE PAYMENTS.

4.3.1 Royalty-Bearing Products. Amgen shall pay Infinity the following amounts within [**] days after the first achievement by Amgen, its Affiliates or its sublicensees of the corresponding milestone events with respect to each Royalty-Bearing Product. Each payment under this Section 4.3.1 shall be made only once per Amgen Target, for the first Royalty-Bearing Product Developed against such Amgen Target for which such milestone event is achieved and only once per Royalty-Bearing Product regardless of the number of times a milestone event is achieved for the same Royalty-Bearing Product. The Parties recognize that a single Royalty-Bearing Product may modulate more than one Amgen Target. For the avoidance of doubt, in the event that a single Royalty-Bearing Product modulates more than one Amgen Target, (1) each payment under this Section 4.3.1 shall still be made only once with respect to such Royalty-Bearing Product, (2) Amgen shall identify to Infinity the coded identifier for a single Amgen Target against which such Royalty-Bearing Product shall be considered Developed, and (3) each other Amgen Target which such Royalty-Bearing Product modulates shall be available for payments pursuant to this Section 4.3.1 if a Royalty-Bearing Product containing a different Program Compound is Developed by Amgen to modulate such other Amgen Target.

Milestone	Payment

(a) [**]	$[**]

(b) [**]	$[**]

(c) [**]	$[**]

(d) [**]	$[**]

(e) [**]	$[**]

(f) [**]	$[**]

(g) [**]	$[**]

4.3.2 Additional Payments for Milestone Events Achieved by Exclusive Library Compounds. In the event that the Royalty-Bearing Product that triggers milestone payments under Section 4.3.1 is an Exclusive Library Compound Royalty-Bearing Product, Amgen shall pay Infinity the following amounts concurrently with the corresponding milestone payment made under Section 4.3.1. Each payment under this Section 4.3.2 shall be made only once per Amgen Target, for the first such Exclusive Library Compound Royalty-Bearing Product Developed against such Amgen Target for which such milestone event is achieved and [**] per Exclusive Library Compound Royalty-Bearing Product regardless of the [**] for the [**]. The Parties recognize that a single Exclusive Library Compound Royalty-Bearing Product [**] Amgen Target. For the avoidance of doubt, in the event that a [**] Exclusive Library Compound Royalty-Bearing Product [**] Amgen Target, (1) each payment under this Section 4.3.2 shall still be made [**] with respect to such Exclusive Library Compound Royalty-Bearing Product, (2) Amgen shall identify to Infinity the coded identifier for a [**] Amgen Target against which such Exclusive Library Compound Royalty-Bearing Product shall be considered Developed, and (3) each other Amgen Target which such Exclusive Library Compound Royalty-Bearing Product [**] for payments pursuant to this Section 4.3.2 if an Exclusive Library Compound Royalty-Bearing Product containing a different Exclusive Library Compound is Developed by Amgen to modulate such other Amgen Target.

Milestone	Payment

(a) [**]	$[**]

(b) [**]	$[**]

(c) [**]	$[**]

(d) [**]	$[**]

(e) [**]	$[**]

4.3.3 Notices; Clarifications. Amgen shall promptly notify Infinity of each milestone event for which a milestone payment is due. Such milestone payments shall be non-refundable and shall not be credited against royalties payable to Infinity under this Agreement. If any milestone set forth above with respect to a specific jurisdiction is achieved prior to or in the absence of the achievement of any preceding milestone in the same jurisdiction with respect to an Amgen Target, then, effective upon achievement of any such later milestone, [**]. Similarly, if the First Commercial Sale of a Royalty-Bearing Product that has been Developed against an Amgen Target occurs prior to or in the absence of the achievement of any milestone with respect to such Amgen Target, then, effective upon such First Commercial Sale, [**]. For the avoidance of doubt, in the event that Amgen obtains rights to a Program Compound from a Third Party licensee of Infinity, Infinity shall not be entitled to receive milestone or other payments under this Agreement in respect thereof and in the event that Amgen grants rights to a Program Compound to a licensee of Infinity, any milestone or other payments that Amgen shall be obligated to pay Infinity hereunder shall exhaust Infinity’s rights to receive payments from such licensee under the agreement between Infinity and such licensee.

Section 4.4 SUCCESS PAYMENTS. Amgen shall pay Infinity success payments for achievements attained by Amgen, its Affiliates or its Sublicensees, in the course of or in relation to a Drug Discovery Program, with respect to Library Compounds or Program Compounds, as follows:

4.4.1 First Success Payment. Amgen shall pay to Infinity a one-time payment of $[**] (a “First Success Payment”) within [**] days after the first to occur of any of the following events during the Combined Term (each, a “First Success Trigger”):

(a) Initiation by Amgen of [**];

(b) Initiation by Amgen of [**]; or

(c) [**].

4.4.2 Second Success Payment. Amgen shall pay to Infinity a one-time payment of $[**] (a “Second Success Payment”) within [**] days after the first to occur of any of the applicable events described in Exhibit B during the Combined Term, but after the occurrence of the relevant First Success Trigger.

4.4.3 Notices; Clarification. Amgen shall promptly notify Infinity of each event giving rise to Amgen’s obligations to pay the First Success Payment and the Second Success Payment. Such success payments shall be non-refundable and shall not be credited against royalties payable to Infinity under this Agreement.

Section 4.5 ROYALTIES.

4.5.1 Royalties if Royalty Buy-Out Option is Not Exercised.

(a) Amgen shall pay to Infinity royalties on aggregate annual Net Sales of each Royalty-Bearing Product in the Territory, on a Royalty-Bearing Product-by-Royalty-Bearing Product basis, at the following rates:

(i) If aggregate annual Net Sales of such Royalty-Bearing Product for a given calendar year are less than $[**], [**] percent ([**]%) of all Net Sales of such Royalty-Bearing Product for such calendar year;

(ii) If aggregate annual Net Sales of such Royalty-Bearing Product for a given calendar year are at least $[**] but less than $[**], [**] percent ([**]%) of all Net Sales of such Royalty-Bearing Product for such calendar year; and

(iii) If aggregate annual Net Sales of such Royalty-Bearing Product for a given calendar year are $[**] or greater, [**] percent ([**]%) of all Net Sales of such Royalty-Bearing Product for such calendar year.

(b) In addition to the royalties payable under Section 4.5.1(a) above, Amgen shall pay to Infinity an additional royalty of [**] percent ([**]%) of Net Sales on all Net Sales of Exclusive Library Compound Royalty-Bearing Products.

(c) With respect to each country in the Territory, Royalties shall be payable on the Net Sales of each Royalty-Bearing Product during the [**] period commencing on the First Commercial Sale of such Royalty-Bearing Product in such country (each, a “Royalty Term”).

(d) If any royalties or other payments are due to Third Parties, whether directly by Amgen or indirectly, which payments are reasonably necessary for Amgen to avoid a claim of infringement of any composition of matter or method of manufacture claims of any Patents Rights of such Third Parties due to the identification, development, manufacture, use or sale of a Royalty-Bearing Product(s) (such payments, “Amgen Third Party Payments”), then Amgen shall be responsible for payment of all such payments, provided, however, that Amgen [**] Amgen [**] royalties to Infinity, provided, further, that such [**] shall be limited to the extent that [**] Amgen [**] Infinity [**] or (ii) the [**] with respect to [**] Infinity with respect to Section 4.5.1(a). [**] pursuant to the final clause [**].

(e) Upon the expiration of the Royalty Term with respect to any country in the Territory, Infinity shall be deemed to have granted (and hereby grants to Amgen) a fully paid-up, irrevocable, perpetual license, including the unrestricted right to grant sublicenses, to make, use, sell, offer to sell and import (and have any of the foregoing done for Amgen) the Royalty-Bearing Products within such country.

4.5.2 Royalty Buy-Out Option. For each [**] that is the subject of a [**], at any time prior to the [**], Amgen may [**] Infinity (and Amgen’s obligations under Section [**]) with respect to [**] (and all [**] thereto, provided that Amgen has [**] Infinity of [**] Infinity, [**].

4.5.3 Non Royalty-Bearing Products. Amgen shall have no obligation to pay milestones, royalties or any other payment to Infinity in respect of Non Royalty-Bearing Products.

Section 4.6 ROYALTY REPORTS; PAYMENTS. Within [**] days after the end of each calendar quarter, Amgen shall submit to Infinity a report, on the basis of each Royalty-Bearing Product (other than Royalty-Bearing Products for which Amgen has eliminated its royalty obligations pursuant to Section 4.5.2), providing in reasonable detail an accounting of all Net Sales made during such calendar quarter. Concurrently with each such report, Amgen shall pay to Infinity all royalties payable by it under Section 4.5, as follows: (a) Amgen shall make estimated royalty payments with each such report submitted with respect to any of the first three calendar quarters of any calendar year based on the lowest royalty tier set forth in Section 4.5.1(a) (taking into consideration Section 4.5.1(d), if applicable) into which Amgen’s aggregate annual Net Sales of each Royalty-Bearing Product for such year could fall based on year-to-date Net Sales of such Royalty-Bearing Product and (b) Amgen shall make royalty payments with each such report submitted with respect to the final calendar quarter of any calendar year based on the actual royalty tier set forth in Section 4.5.1(a) (taking into consideration Section 4.5.1(d), if applicable) into which Amgen’s aggregate annual Net Sales of each Royalty-Bearing Product for such year actually fell and include with such royalty payments any additional amounts necessary to make the total of all royalty amounts paid by Amgen with respect to all Net Sales of Royalty-Bearing Products for such calendar year correct based on the actual royalty tiers set forth in Section 4.5.1(a) (taking into consideration Section 4.5.1(d), if applicable) into which Amgen’s aggregate annual Net Sales of such Royalty-Bearing Products for such year actually fell.

Section 4.7 AUDITS. Amgen shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Section 4.6. Infinity shall have the right, once annually at its own expense, to have an independent, certified public accountant, selected by Infinity and reasonably acceptable to Amgen, review any such records of Amgen in the location(s) where such records are maintained by Amgen upon reasonable notice (which shall be no less than thirty (30) days prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 4.6 within the prior [**] period; provided however, that the books and records for any particular calendar year shall only be subject to one audit. The report of such accountant shall be limited to a certificate stating whether any report made or payment submitted by Amgen during such period is accurate or inaccurate and the amount of any payment discrepancy. Amgen shall receive a copy of each such report concurrently with receipt by Infinity. Should such inspection lead to the discovery of a discrepancy to Infinity’s detriment in an annual period, Amgen shall pay the amount of the discrepancy. Infinity shall pay the full cost of the inspection unless the discrepancy is greater than [**] to Infinity’s detriment, in which case Amgen shall pay the reasonable cost charged by such accountant for such inspection. Upon the expiration of [**] years following the end of any calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Infinity; Amgen, its Affiliate(s) and sublicensee(s) shall be released from any liability or accountability with respect to royalties for such year; and Amgen shall no longer be required to retain such records for such calendar year.

Section 4.8 TAX MATTERS.

4.8.1 Taxes. All excises, taxes, and duties (collectively “Taxes”) levied on account of payments made by Amgen to Infinity pursuant to this Agreement will be the responsibility of and paid by Infinity or subject to the withholding, remittance, and offset provisions of this Section 4.8 as provided herein.

4.8.2 Character of Payments. The Parties agree that, for purposes of determining the applicability of any Taxes, the payments to be made under Sections 3.6.1, 3.6.2, 4.3, 4.4 and 4.5 constitute royalties. However, in the event that the governing tax authority recharacterizes any such payment, any additional Taxes that may be imposed (including any interest and penalties that may be imposed thereon) shall be the responsibility of Infinity, and Amgen shall have a right of offset with respect to such amounts pursuant to Section 4.8.4.

4.8.3 Withholding or Payment by Amgen. In the event that laws or regulations require withholding of Taxes on behalf of Infinity from any payment owed by Amgen hereunder, such Taxes will be deducted from such payment by Amgen and will be remitted by Amgen on behalf of Infinity to the appropriate tax authority. Amgen will furnish Infinity with proof of payment of such Taxes as soon as practicable after such payment is made. In the event that documentation is necessary in order for Infinity to secure an exemption from or a reduction in any withholding of Taxes, Infinity shall provide such documentation in a timely manner to Amgen. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax Laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

4.8.4 Amgen’s Right of Offset. In the event that the governing tax authority retroactively determines that a payment made to Infinity pursuant to this Agreement should have been subject to withholding (or to additional withholding) for Taxes, Amgen shall promptly notify Infinity thereof in writing, Infinity shall have the right to contest such determination at Infinity’s expense and Amgen will reasonably cooperate with Infinity if it so contests the determination. Amgen will have the right to offset the withholding amount which it pays consistent with such tax authority’s determination (including any interest and penalties that may be imposed thereon) against future payment obligations of Amgen under this Agreement; provided, however, that if no further payments or insufficient further payments are available against which offset may be pursued, Amgen may pursue reimbursement by any remedy (at law or in equity) available to it. In no event shall Infinity have any liability for interest or penalties imposed as a result of Amgen’s failure to withhold Taxes but only if such failure was due to Amgen’s negligence.

Section 4.9 UNITED STATES DOLLARS. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

Section 4.10 CURRENCY EXCHANGE. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to the receiving Party hereunder shall be expressed in U.S. dollars. Net Sales invoiced in currencies other than U.S. dollars shall be converted into the U.S. dollar equivalent using an average rate of exchange which corresponds to the amount recorded by Amgen related to such Net Sales in its books and records that are maintained in accordance with GAAP. All payments shall be made in U.S. dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, Amgen shall make such payments by depositing the amount thereof in local currency to Infinity’s account in a bank or depository in such country.

Section 4.11 LATE PAYMENTS. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the prime rate of interest plus 1.5% percent, as reported by The Wall Street Journal, or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due; provided, however, that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

ARTICLE 5

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

Section 5.1 OWNERSHIP.

5.1.1 Inventorship. Inventorship of inventions conceived or reduced to practice during the course of the performance of activities pursuant to the Prior Agreement or this Agreement shall be determined in accordance with the applicable U.S. patent Laws.

5.1.2 Ownership. All inventions or discoveries made, and materials (including without limitation, Library Compounds and Analogs) and information created, by employees, Affiliates, agents, independent contractors or consultants of each Party, in the course of conducting activities under the Prior Agreement or this Agreement, together with all intellectual property rights therein, shall be owned by the Party or Parties to which such employees, Affiliates, agents, independent contractors or consultants have an obligation to assign such inventions or discoveries. Subject to the provisions of Article 3, Amgen shall own all rights, title and interest in all Amgen Analogs, Amgen Analog Information, other Analogs, Amgen Targets, Amgen Confidential Information and all Patent Rights relating to any of the foregoing, but specifically excluding any Infinity Patent Right which has been generated without the use of Amgen Confidential Information.

5.1.3 Prosecution and Maintenance of Patent Rights.

(a) The responsibility for (i) preparing, filing and prosecuting patent applications (including, but not limited to, provisional, reissue, continuing, continuation, continuation-in-part, divisional, and substitute applications and any foreign counterparts thereof); (ii) maintaining any Patent Rights; and (iii) managing any interference or opposition or similar proceedings relating to the foregoing ((i) through (iii), “Patent Prosecution”) shall (A) with respect to Patent Rights for which the employees, consultants or agents of both Parties are inventors, rest with Amgen (in which case Infinity shall provide any reasonable cooperation requested by Amgen with respect to such Patent Prosecution) and (B) with respect to Patent Rights that claim or disclose (specifically or generally) Amgen Analogs and Exclusive Library Compounds, rest with Amgen (in which case Infinity shall provide any reasonable cooperation requested by Amgen with respect to such Patent Prosecution), and (C) otherwise, rest with the owning Party.

(b) All Patent Prosecution expenses, including attorneys’ fees, incurred by a Party in the performance of Patent Prosecution shall be borne by such Party.

(c) Amgen shall use commercially reasonable efforts to avoid claiming specific Library Compounds (other than Exclusive Library Compounds) in any patent application filed by Amgen.

(d) In the event that, in spite of Amgen’s efforts pursuant to Section 5.1.3(c), any Infinity employee(s) or contractor(s) is named as an inventor on any patent application filed by Amgen claiming an Exclusive Library Compound or Exclusive Library Compound

Information, Infinity agrees to (and does hereby) assign all its rights, title and interest in and to such patent application(s) (and any patent(s) that issues therefrom) to Amgen.

5.1.4 Omitted.

5.1.5 Omitted.

Section 5.2 THIRD PARTY INFRINGEMENT.

5.2.1 Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of Infinity Patent Rights or Patent Rights owned or otherwise controlled by Amgen that claim the composition of matter of any Exclusive Library Compound.

5.2.2 Enforcement. Amgen shall have the sole right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing claims of Infinity Patent Rights that cover the Exclusive Library Compounds, including, but not limited to those that claim the composition of matter, method of making, use and pharmaceutical composition of any Exclusive Library Compound, by the manufacture, use, importation, offer for sale or sale of a product competitive with a Royalty-Bearing Product; provided that such right shall only continue for so long as the license granted to Amgen with respect to such Exclusive Library Compound remains in effect. All costs, including attorneys’ fees, relating to such legal proceedings shall be borne by Amgen, and Amgen shall reimburse Infinity for any such costs incurred by Infinity. All recoveries resulting from such legal proceedings that are in excess of the Parties’ costs of bringing or participating in such action, including attorney’s fees, shall be retained by Amgen and shall be deemed to constitute Net Sales of the Royalty-Bearing Product with which the infringing Third Party product competed.

5.2.3 Cooperation In Patent Infringement Proceedings. In the event that Amgen takes action pursuant to this Section 5.2, Infinity shall cooperate to the extent reasonably necessary and at Amgen’s sole expense. Upon the reasonable request of Amgen, Infinity shall join the suit and shall have the right to be represented in any such legal proceedings using counsel of its own choice, at Amgen’s expense. Amgen shall not settle any claim or proceeding relating to any Infinity Patent Rights with respect to which Amgen takes action pursuant to this Section 5.2 without the prior written consent of Infinity, which consent shall not be unreasonably withheld or delayed.

5.2.4 Amgen Independent Compounds. For the avoidance of doubt and notwithstanding any other provision of this Agreement, if Amgen, prior to the discovery of a Hit by screening the Library Compounds, through in-licensing or acquisition (merger or otherwise) from a Third Party(ies), or research efforts that are entirely independent of efforts under a Drug Discovery Program and without the use or assistance of any Confidential Information of Infinity (as shown by Amgen’s independent, contemporaneous written records), shall have discovered a compound that shall be structurally identical to a Library Compound or Analog and known to have activity against the Amgen Target (“Amgen Independent Compounds”), then such Amgen Independent Compound(s) shall not be considered a Library Compound or an Analog or a Royalty-Bearing Product. Amgen shall be free to develop and commercialize such Amgen

Independent Compounds without any obligation whatsoever to Infinity, provided, that Amgen does not utilize any Confidential Information of Infinity in connection with such development and commercialization efforts. In the event that Amgen identifies any Amgen Independent Compounds, Amgen shall promptly provide written notice to Infinity that such Amgen Independent Compound(s) has been discovered and shall stop using the relevant Library Compound and the related Library Compound Information received from Infinity.

ARTICLE 6

CONFIDENTIALITY

Section 6.1 CONFIDENTIAL INFORMATION. All Confidential Information of a Party shall not be used by the other Party (the “Bound Party”) except in performing its obligations or exercising rights explicitly granted under this Agreement and shall be maintained in confidence by the Bound Party and shall not otherwise be disclosed by the Bound Party to any Third Party, without the prior written consent of the Party that Controls such Confidential Information (the “Controlling Party”), except to the extent that the Confidential Information:

6.1.1 was known by the Bound Party or its Affiliates prior to its date of disclosure to the Bound Party; or

6.1.2 is lawfully disclosed to the Bound Party or its Affiliates by sources other than the Controlling Party rightfully in possession of the Confidential Information; or

6.1.3 becomes published or generally known to the public through no fault or omission on the part of the Bound Party, its Affiliates or its sublicensees; or

6.1.4 is independently developed by or for the Bound Party or its Affiliates without reference to or reliance upon such Confidential Information.

Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

Section 6.2 PERMITTED DISCLOSURE.

6.2.1 The provisions of Section 6.1 shall not preclude (a) a Bound Party or its Affiliates from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by such Party or its Affiliates to comply with applicable Laws or legal process, including without limitation the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange, including without limitation Nasdaq, or to defend or prosecute litigation, provided that such Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure and (b) Amgen from disclosing and/or claiming Infinity’s Confidential Information (including, without limitation, chemical structures and methods of making such chemical structures) in Amgen’s patent applications and in the prosecution of such patent applications consistent with the terms and conditions of Article 5 above.

6.2.2 Subject to Sections 6.2.3 and 9.9, the Parties agree that the material financial terms of the Prior Agreement or this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, (a) either Party may disclose the terms of this Agreement to bona fide potential or actual sublicensees, as reasonably necessary in connection with a permitted sublicense under the licenses granted in this Agreement, and (b) either Party may disclose the material financial terms of this Agreement to bona fide potential or actual investors, lenders, investment bankers, acquirors, acquirees, merger partners or other potential financial partners (including pharmaceutical and biotechnology companies, as long as such company owns at least fifty percent (50%) of the disclosing Party), and to such Party’s consultants and advisors, as reasonably necessary in connection with a proposed equity or debt financing of such Party or as reasonably necessary in connection with a proposed acquisition or business combination. In connection with any permitted disclosure of Confidential Information pursuant to this Section 6.2.2, each Party agrees to use all reasonable efforts to inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential.

6.2.3 Notwithstanding any provision to the contrary in this Agreement, either Party may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and tax structure of the transactions set forth in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure.

6.2.4 In no event will Infinity use the Enumerated Target Information as a basis for a decision to advance (or not advance) any research or discovery program outside the scope of this Agreement by Infinity itself or in collaboration with any Third Party; [**].

Section 6.3 EMPLOYEE AND ADVISOR OBLIGATIONS. Infinity and Amgen each agree that they shall provide Confidential Information that is jointly owned or received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential.

Section 6.4 TERM. All obligations under this Article 6 shall expire five (5) years following termination or expiration of this Agreement.

Section 6.5 PUBLICATIONS. Neither Amgen nor its Affiliates, employees, contractors or investigators shall publish or present any information with respect to the structure of any Library Compound, other than any Exclusive Library Compound, without Infinity’s prior written consent (which may be withheld in its sole and final discretion).

ARTICLE 7

TERM AND TERMINATION

Section 7.1 AGREEMENT TERM. This Agreement becomes effective as of the Effective Date and shall expire upon the earlier of (a) the termination of this Agreement in accordance with Sections 7.2 or 7.3, or (b) the later of (i) the permanent cessation by Amgen of all research and Development activities with respect to all Library Compounds and Program Compounds or (ii) the expiration of the last Royalty Term with respect to all Royalty-Bearing Products.

Section 7.2 TERMINATION FOR CONVENIENCE. Amgen shall have the right to terminate this Agreement for convenience upon sixty (60) days prior written notice to Infinity.

Section 7.3 TERMINATION FOR MATERIAL BREACH. If either Party believes that the other is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the allegedly breaching Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches, the allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party a plan for curing such breach that is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the allegedly breaching Party shall use diligent efforts to carry out the plan and cure the breach. If the allegedly breaching Party fails to cure such breach within the sixty (60) day period, the non-breaching Party may terminate this Agreement upon written notice to the allegedly breaching Party.

Section 7.4 EFFECT OF TERMINATION; ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

7.4.1 Upon termination of this Agreement by Amgen pursuant to Section 7.2, (a) all licenses granted by Infinity to Amgen hereunder shall terminate, and (b) all licenses granted hereunder by Amgen to Infinity shall remain in effect on an irrevocable and perpetual basis.

7.4.2 Upon termination of this Agreement by Amgen pursuant to Section 7.3, (a) all licenses granted by Infinity to Amgen hereunder shall remain in effect in accordance with the terms and conditions set forth in the grant, (b) all licenses granted hereunder by Amgen to Infinity shall remain in effect in accordance with the terms and conditions set forth in the grant, and (c) all payment obligations of Amgen hereunder shall remain in effect, subject to the right for Amgen to offset, prior to and until the determination of actual damages pursuant to Section 7.4.4, against any payment obligations set forth in this Agreement such amounts as reasonably reflect the nature, circumstances and significance of the breach leading to such termination and the damages, if any, suffered by Amgen and provided that, to the extent that any such offsets actually taken exceed the actual damages to which Amgen is ultimately determined to be entitled, Amgen shall reimburse Infinity for such excess offsets, along with interest earned thereon at the rate of the lesser of [**] percent ([**]%) per year or the highest rate permitted by applicable law.

7.4.3 Upon termination of this Agreement by Infinity pursuant to Section 7.3, (a) all licenses granted hereunder by Amgen to Infinity shall remain in effect in accordance with the terms and conditions set forth in the grant, (b) all licenses granted by Infinity to Amgen hereunder shall remain in effect in accordance with the terms and conditions set forth in the grant, and (c) all payment obligations of Amgen hereunder shall remain in effect.

7.4.4 For the sake of clarity, each Party shall have the right to seek any damages to which it is entitled, whether in law, equity or otherwise.

7.4.5 Upon the termination or the expiration of this Agreement, the following provisions of this Agreement shall survive: Articles 1, 6 and 9, and Sections 2.2, 3.3 (to the extent that any licenses subject to Section 3.3 survive), 3.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 5.1 and 8.7 and this Section 7.4.

7.4.6 Termination or expiration of the Agreement for any reason, and any benefit accruing to Amgen from any reduction in payments pursuant to Section 7.4.2(c), shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration, including, without limitation, any other remedies available to such Party in law or equity. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.1 REPRESENTATION OF AUTHORITY; CONSENTS. Infinity and Amgen each represents and warrants to the other Party that, as of the Effective Date, (a) it has full right, power and authority to enter into this Agreement, (b) this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition Laws, penalties and jurisdictional issues including conflicts of Laws) and (c) all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

Section 8.2 NO CONFLICT. Each Party represents to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable Laws and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any oral or written contractual obligation of such Party. Each Party agrees that it shall not during the term of this Agreement grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement.

Section 8.3 KNOWLEDGE OF PENDING OR THREATENED LITIGATION. Each Party represents and warrants to the other Party that there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of such Party, expressly threatened, against such Party that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any obligation under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

Section 8.4 EMPLOYEE AND CONSULTANT OBLIGATIONS.

8.4.1 Each Party represents and warrants that all of its employees, officers, and consultants that are supporting the performance of its obligations under this Agreement shall have executed agreements requiring, in the case of consultants, employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and, in the case of employees, officers and consultants, obligating the individual to maintain as confidential such Party’s Confidential Information as well as Confidential Information of the other Party that such Party may receive, to the extent required to support such Party’s obligations under this Agreement.

8.4.2 Infinity represents and warrants that it shall use commercially reasonable efforts to maintain its agreement(s) with any Third Party under which Infinity obtains licenses under rights necessary for its performance under this Agreement which agreement(s) are in effect during the term of this Agreement. As of the Effective Date, to the best of its knowledge, Infinity does not require any licenses under the Patent Rights or other intellectual property rights of any Third Party to grant the licenses set forth herein.

Section 8.5 INTELLECTUAL PROPERTY. Infinity represents and warrants that as of the Effective Date:

8.5.1 it has not received any written claim made against it asserting the non-patentability, invalidity, misuse, unregisterability, unenforceability or non-infringement of any of intellectual property rights associated with Library Compounds or challenging its right to use or ownership of any of such intellectual property rights or Library Compounds or making any adverse claim of ownership thereof; and

8.5.2 it is not aware of any pending or threatened claim or litigation (or received notice of a potential claim or litigation) which alleges that its activities up to the Prior Agreement Effective Date relating to Library Compounds have violated, or by conducting the activities currently proposed to be conducted hereunder would violate, the intellectual property rights or the right to use or ownership of any Third Party.

Section 8.6 PRIOR OBLIGATIONS. Amgen represents and warrants that it has complied with its obligations under Section 2.3.2 of the Prior Agreement.

Section 8.7 DISCLAIMER OF WARRANTY. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that either Party will be successful in obtaining any Patent Rights, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY

EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1 INDEMNIFICATION.

9.1.1 Amgen. Amgen agrees, at Amgen’s cost and expense, to defend, indemnify and hold harmless Infinity and its Affiliates and their respective directors, officers, employees and agents (the “Infinity Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Amgen of any of its representations, warranties or obligations pursuant to the Prior Agreement or this Agreement, (b) the gross negligence or willful misconduct of Amgen or (c) injuries resulting from Amgen’s activities conducted in connection with the Prior Agreement or this Agreement or from the development, manufacture, use, sale or other disposition by Amgen of any product containing a Program Compound, or any other product or service offered by Amgen, its Affiliates and/or its licensees or collaborators (other than Infinity) outside of activities conducted in connection with the Prior Agreement or this Agreement. In the event of any such claim against the Infinity Indemnified Parties by any Third Party, Infinity shall promptly notify Amgen in writing of the claim and Amgen shall manage and control, at its sole expense, the defense of the claim and its settlement. The Infinity Indemnified Parties shall cooperate with Amgen and may, at their option and expense, be separately represented in any such action or proceeding. Amgen shall not be liable for any litigation costs or expenses incurred by the Infinity Indemnified Parties without Amgen’s prior written authorization. In addition, Amgen shall not be responsible for the indemnification or defense of any Infinity Indemnified Party to the extent arising from any negligent or intentional acts by any Infinity Indemnified Party or the breach by Infinity of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

9.1.2 Infinity. Infinity agrees, at Infinity’s cost and expense, to defend, indemnify and hold harmless Amgen and its Affiliates and their respective directors, officers, employees and agents (the “Amgen Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Infinity of any of its representations, warranties or obligations pursuant to the Prior Agreement or this Agreement, (b) the gross negligence or willful misconduct of Infinity or (c) injuries resulting from Infinity’s activities conducted in connection with the Prior Agreement or from the development, manufacture, use, sale or other disposition by Infinity of any product containing a Program Compound, or any other product or service offered by Infinity, its Affiliates and/or its licensees or collaborators (other than Amgen) outside of activities conducted in connection with the Prior Agreement or this Agreement. In the event of any such claim against the Amgen Indemnified Parties by any Third Party, Amgen shall promptly notify Infinity in writing of the claim and Infinity shall manage and control, at its sole expense, the defense of the claim and its settlement. The Amgen Indemnified Parties shall cooperate with Infinity and may, at their option and expense, be separately represented in any such action or proceeding. Infinity shall not be liable for any litigation costs or expenses incurred by the Amgen Indemnified Parties without Infinity’s prior written authorization. In addition, Infinity shall not be responsible for the indemnification or defense of any Amgen Indemnified Party to the extent arising from any negligent or intentional acts by any Amgen Indemnified Party, or the breach by Amgen of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

SECTION 9.2 DISPUTE RESOLUTION.

9.2.1 Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled, if possible, through good faith negotiations between the Parties. If, however, the Parties are unable to settle such dispute after good faith negotiations, the matter shall be referred to the Executive Officers, who shall attempt to resolve the dispute in good faith. Such resolution, if any, of a referred issue shall be final and binding on the Parties. All negotiations pursuant to this Section 9.2.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. For the purposes of this Agreement, “Executive Officers” shall mean the Chief Executive Officer of Infinity and the Vice President, Licensing of Amgen.

9.2.2 If the Executive Officers are unable to settle the dispute after good faith negotiation pursuant to Section 9.2.1, then each Party reserves its right to any and all remedies available under law or equity with respect to such dispute.

9.2.3 Notwithstanding anything to the contrary in this Section 9.2, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction as necessary to enforce and prevent infringement or misappropriation of the Patent Rights, Know-How, Confidential Information or other intellectual property rights Controlled by a Party.

Section 9.3 GOVERNING LAW. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflicts of law under such New York law to the contrary.

Section 9.4 ASSIGNMENT. Neither Infinity nor Amgen may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer (by merger or otherwise) of all or substantially all of the business and assets of Infinity or Amgen to which the subject matter of this Agreement pertains, and then only if the acquirer confirms to the other Party in writing its agreement to be bound by all of the terms and conditions of this Agreement. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business and assets of such Party to which the subject matter of this Agreement pertains, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquiror of such Party. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate, provided that such Party shall guarantee the performance of such

Affiliate. Any purported assignment not in accordance with this Section 9.4 shall be void and of no effect.

Section 9.5 ENTIRE AGREEMENT; AMENDMENTS. The Parties hereby agree that the Prior Agreement remained in effect commencing on the Prior Agreement Effective Date and continuing until the Effective Date, notwithstanding anything contained in the Prior Agreement to the contrary, including, but not limited to, the provisions of Sections 2.2 and 7.1 of the Prior Agreement. As of the Effective Date, the Prior Agreement is hereby terminated. On and after the Effective Date, this Agreement and the Exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 9.6 NOTICES. Notices to Infinity shall be addressed to:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attention: Chief Executive Officer

Facsimile No.: (617) 453-1001

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Steven D. Singer, Esq.

Facsimile No.: (617) 526-5000

Notices to Amgen shall be addressed to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91329-1799

Attention: Vice President, Licensing

Facsimile No.: (805) 499-6056

with a copy to:

Attention: Senior Vice President, General Counsel

Facsimile No.: (805) 499-8011

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with this Section 9.6. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 9.7 FORCE MAJEURE. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, including, but not limited to, the following: acts of gods; acts of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism and invasion; provided that the Party affected by such cause promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.

Section 9.8 COMPLIANCE WITH LAWS. Each Party shall perform its obligations under this Agreement in compliance with all applicable Laws.

Section 9.9 PUBLIC ANNOUNCEMENTS. Neither Party shall release any information to any Third Party or make any disclosure or public announcement (including but not limited to press releases, educational and scientific conferences, quarterly investor updates, promotional materials, governmental filings and discussions with public officials, the media, security analysts and investors) regarding the term and existence of this Agreement, or the relationship between the Parties, without the other Party’s prior written consent; provided, however, that (a) a Party may make any disclosure or public announcement if the contents of such disclosure or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party; and (b), if in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by Law, including without limitation in a public filing with the United States Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance (but in no event less than fifteen (15) Business Days if reasonably practicable under the circumstances) of such filing or other disclosure for the nondisclosing Party’s prior review and comment, which comments are to be considered by the disclosing Party in good faith; the nondisclosing Party shall provide its comments, if any, on such announcement as soon as reasonably practicable (provided, however, that the disclosing Party need not delay its filing or disclosure, nor consider any comments, if the nondisclosing Party’s comments are not received prior to the time that the disclosing Party must make such filing or disclosure in compliance with applicable Law); and (c) Infinity may issue a press release substantially in the form attached hereto as Exhibit C, the final form of which shall be subject to the Parties’ mutual agreement.

Section 9.10 USE OF NAMES, LOGOS OR SYMBOLS. Subject to Section 9.9, no Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of any other Party for any purpose, including, without limitation, private or public securities placements, without the prior written consent of the affected Party. Nothing contained in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark or trade name or name.

Section 9.11 INDEPENDENT CONTRACTORS. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement. Neither Party is authorized to make any representations, commitments, or statements of any kind on behalf of the other Party or to take any action that would bind the other Party except as explicitly provided in this Agreement.

Section 9.12 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Section 9.13 HEADINGS. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 9.14 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of Infinity or Amgen to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 9.15 SEVERABILITY. If, under applicable Laws, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 9.16 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 9.17 NO THIRD PARTY BENEFICIARIES. No person or entity other than Amgen and Infinity (and assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 9.18 PERFORMANCE BY AFFILIATES. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

Section 9.19 NO CONSEQUENTIAL DAMAGES. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Section 9.20 Exhibits. In the event of inconsistencies between this Agreement and any exhibits or attachments hereto, the terms of this Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Steven H. Holtzman
Name:	Steven H. Holtzman
Title:	Chief Executive Officer

AMGEN INC.

By:	/s/ Roger M. Perlmutter
Name:	Roger M. Perlmutter
Title:	Executive Vice President Research & Development

EXHIBIT A

Library Compound Delivery Requirements

1.	The Synthetic Methodology and Pathways information was delivered by Infinity only to the Medicinal Chemistry group at Amgen, or a delegate specified in writing to Infinity (the recipient group, the “Med Chem Group”), and the Library Compound Structure Information was delivered by Infinity only to the Molecular Structure group at Amgen (the “Molecular Structure Group”). Amgen shall not disseminate the Synthetic Methodology and Pathways information beyond the Med Chem Group or the Library Compound Structure Information beyond the Molecular Structure Group, provided, however, that Amgen may disseminate such information related to a Library Compound which is a Hit solely to those Amgen chemists who need such information in order to proceed with a Drug Discovery Program and Amgen shall track which chemists receive such information.

EXHIBIT B

Second Success Triggers

If the First Success Payment is triggered by:	First Success HTL Trigger	First Success LOP Trigger	First Success Patent Trigger
Then the Second Success Payment may be triggered by:

	[**]	[**]	[**]

	[**]	[**]	[**]

	[**]	[**]	[**]

EXHIBIT C

Form of Press Release

[GRAPHIC APPEARS HERE]

INFINITY ANNOUNCES EXTENSION OF AMGEN AGREEMENT

CAMBRIDGE, Mass. — July __, 2006—Infinity Pharmaceuticals Inc. announced today that Amgen Inc. has extended its non-exclusive access to Infinity’s collection of diverse, natural product-like compounds for drug discovery. Under the terms of the agreement, Amgen has the right to develop drug candidates it has identified from Infinity’s compound collection. Infinity received an up-front license fee from Amgen and is eligible to receive milestones and royalties based on successful pre-clinical and clinical development and marketing of products resulting from Amgen’s use of Infinity’s compounds.

Infinity first announced its collaboration with Amgen on January 8, 2004 at which time Amgen made a $25 million equity investment in Infinity. Amgen currently owns less 10% of the Company.

About Infinity’s Diversity Oriented Synthesis

Infinity’s proprietary chemistry, Diversity Oriented Synthesis (DOS), allows Infinity to create collections of innovative, diverse, natural product-like compounds for drug discovery. Through alliances that have provided Infinity with over $60 million in upfront and committed funds, as well as potential milestone and royalty payments, Amgen, Novartis, and Johnson & Johnson are using Infinity’s collection of DOS compounds in their own drug discovery efforts. While Infinity has non-exclusively licensed its compound collection to these pharmaceutical partners, Infinity recently announced it first partnership involving product candidates discovered by Infinity from its DOS collection.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that leverages its strength in small molecule technologies to bring important new medicines to patients.

Editor’s Note: This release is available in the Press Release section of the Media Room of Infinity’s website at http://www.ipi.com

# # #

Contacts:
Adelene Q. Perkins	Paul Kidwell (media)
Executive Vice President, Chief Business Officer	Suda Communications
Infinity Pharmaceuticals, Inc.	617-296-3854
617-453-1104	paul_kidwell@comcast.net
Adelene.Perkins@ipi.com